SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 19, 2010

SOLAR ENERTECH CORP.
(Exact name of Company as specified in Charter)

Delaware	000-51717	98-0434357
(State or other jurisdiction of	(Commission File No.)	(IRS Employee Identification No.)
incorporation or organization)

444 Castro Street, Suite #707
Mountain View, California 94041
(Address of Principal Executive Offices)

(650) 688-5800
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On March 19, 2010, Solar EnerTech Corp., a Delaware corporation (the “Company”), entered into an Exchange Agreement (the “Exchange Agreement”) with a former holder of its Series B-1 Note (the “Noteholder”) as identified in Exhibits 10.1 and 10.2 as attached whereby the Company issued a Series B-1 Convertible Note with a principal amount of $1.8 million (the “Series B-1 Note”) to the Noteholder along with 666,666 shares of the Company’s common stock plus 283,498 shares of the Company’s common stock as accrued interest on the Original Note as a settlement of an outstanding dispute regarding the effectiveness of the Company’s previous Series B notes conversion and warrant amendment.  The Series B-1 Note has an interest rate equal to 6% per annum and is due on March 19, 2012.  The Series B-1 Note is convertible into a number of shares of the Company’s common stock equal to the quotient of (a) the amount being converted and (b) $0.15 (subject to any adjustment pursuant to the terms of the note).

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Exchange Agreement and the Series B-1 Note, which are filed herewith as Exhibits 10.1 and 10.2, respectively.

Item 3.02            Unregistered Sales of Equity Securities.

The information required by Item 3.02 is included in Item 1.01 and incorporated herein by reference.  The securities issued pursuant to the Exchange Agreement and the Series B-1 Note were offered and sold to an investor in a private transaction made in reliance upon exemptions from registration pursuant to Section 3(9) and Section 4(2) under the Securities Act of 1933, as amended.

Item 9.01            Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Exchange Agreement dated effective March 19, 2010.
10.2	Series B-1 Convertible Note issued effective March 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2010

SOLAR ENERTECH CORP.

By:	/s/ Leo Shi Young
Leo Shi Young, Chief Executive Officer